Exhibit 10.1

[Without prejudice]

[Subject to contract]

8 JULY 2013

SIGNET TRADING LIMITED

and

ROBERT ANDERSON

DRAFT COMPROMISE AGREEMENT

Herbert Smith Freehills LLP

[WITHOUT PREJUDICE]

[SUBJECT TO CONTRACT]

[DRAFT]

This COMPROMISE AGREEMENT is made on 8 July 2013

BETWEEN:

(1)	SIGNET TRADING LIMITED a company incorporated in England with registered number 03768979 whose registered office is at 110 Cannon Street, London, EC4N 6EU (the “Company”); and

(2)	ROBERT ANDERSON of Culpeppers, 13 Ledborough Gate, Ledborough Lane, Beaconsfield, HP9 2DP (the “Executive”)

WHEREAS:

(A)	The Executive is presently employed by the Company on the terms and the conditions set out or referred to in a contract of service dated on its face as March 2003 (the “Employment Contract”).

(B)	The Company is entering into this agreement for itself and on behalf of each of its Group Companies.

IT IS AGREED as follows:

1.	TERMINATION OF EMPLOYMENT AND DEPARTURE ARRANGEMENTS

1.1	Termination Date

1.1.1	The Executive’s employment with the Company and any Group Companies shall terminate by mutual agreement on 30 April 2014 or such earlier date as may be agreed between the Parties pursuant to clause 2.5 below (the “Termination Date”).

1.1.2	The Executive will receive his P45 (made up to the Termination Date) as soon as reasonably practicable after the Termination Date.

1.2	Announcement

The Company will within 4 days of the date of this Agreement announce the Executive’s departure in terms, insofar as they relate to the Executive’s departure, broadly and substantially equivalent to the draft internal and external announcements attached as Schedule 1.

1.3	Salary and benefits

1.3.1	Save as set out in this Agreement, the Executive’s entitlement to salary and all other benefits associated with his employment by the Company and any Group Companies (including but not limited to health insurance, pension contributions, pension supplement and life insurance) shall continue until the Termination Date when they shall cease.

1.3.2	The Executive acknowledges and warrants that, save as expressly provided in this Agreement, he has no claim for or entitlement to:

(A)	payment in lieu of untaken holiday,

(B)	directors’ fees,

(C)	reimbursement of expenses,

(D)	accrued or future bonus, commission, profit-sharing or other incentive payment,

(E)	shares pursuant to the holding or loss of any right under or in connection with any share scheme, share option scheme or other incentive scheme, nor

(F)	future allocation of shares or share options

against the Company or any Group Company or any person connected to any such company.

1.4	Pension

The Executive’s active membership of the Signet Group Pension Scheme shall cease with effect from the Termination Date. The Executive will in due course be sent a statement of his benefits under the scheme and of the options available to him.

1.5	Bonus

The Company shall pay the Executive such pro-rata bonus, if any, as may be due to him in respect of the Signet Jewelers Ltd Executive Bonus Scheme for the current bonus year, calculated pro-rata for the period from the start of the bonus year to the date on which the Executive begins his garden leave period under clause 2. The bonus, if any, shall be paid to the Executive at such time as the other participants of the Signet Jewelers Ltd Executive Bonus Scheme are paid their bonus and shall be subject to such deductions for income tax and employee’s National Insurance Contributions as are legally required.

1.6	Expenses

The Company shall reimburse the Executive for all expenses properly incurred by him in the performance of his duties prior to the Termination Date subject to and in accordance with the Company’s expenses policy.

1.7	Company property

1.7.1	Save as provided in clause 1.8, the Executive agrees to return (and not retain in his possession or under his control any electronic or other copies of or extracts from) any and all:

(A)	board minutes and papers provided to or obtained by him in respect of offices held in or on behalf of the Company and/or any Group Company,

(B)	lists of customers, correspondence (including e-mails), documents, and computer print-outs,

(C)	computer drives, disks, laptops, removable storage devices and other computer equipment (including leads and cables), tapes, mobile telephones, and BlackBerry wireless devices, and any similar equipment,

(D)	credit cards, security passes, and keys, and

(E)	other tangible items

in his possession or under his control which belong to or relate to the business of the Company or any Group Company, their customers, clients or suppliers to the Company’s premises at 110 Cannon Street, London EC4N 6EU marked for the attention of the Company Secretary on or before the beginning of his garden leave period under clause 2. After returning such property, the Executive shall warrant in writing that he has complied with this clause.

1.7.2	The Executive shall, prior to the beginning of his garden leave period under clause 2, provide to the Company full details of all then current passwords used by the Executive in respect of computer equipment belonging to the Company or any Group Company and, having forwarded a copy to the Company, irretrievably delete from any computer drives, disks, tapes or other re-usable material and/or from any website and/or email account in the Executive’s possession or under his control (but which do not belong to the Company or any Group Company) any information belonging or relating to the business of the Company or any Group Company, their customers, clients or suppliers. After deleting such material, the Executive shall warrant in writing that he has complied with this clause.

1.8	Company car

The Executive may retain his existing company car and fuel expenses entitlement until the Termination Date on the current basis. The Executive must return the car in good condition, fair wear and tear and reported accidents excepted, and all relevant documents and keys, to the Company’s premises at 110 Cannon Street, London EC4N 6EU on or before the Termination Date.

1.9	Handover

The Executive shall ensure that, prior to the beginning of his garden leave period under clause 2, his paperwork and other tasks are in good order and that a smooth transition of his responsibilities can be effected to any other colleague(s).

1.10	Directors’ and Officers’ Insurance

The Company shall ensure that the Executive is covered by any directors’ and officers’ liability insurance that it procures for its current and former directors and officers from time to time (if any) for the period of six years after the date on which the Executive ceased to be a director of the Company or any Group Company.

1.11	Save As You Earn

The Executive’s participation in the Company’s save as you earn scheme shall terminate on the Termination Date, in accordance with the applicable scheme rules.

2.	GARDEN LEAVE

2.1	Between 1 August 2013 and the Termination Date, the Executive shall be on paid garden leave. During the garden leave period, the Company shall not be obliged to provide the Executive with any work or assign to him any powers, duties or functions. Save as required by the Company under clause 2.3 below, during the garden leave period the Executive: shall be suspended from his duties; shall not enter any premises of the Company or any Group Company; shall not access the computer, e-mail, telephone, voicemail and/or other communication systems and/or databases of the Company or any Group Company; and shall not engage in any contact (whether or not initiated by him) with any customer, client, supplier, other business connection, employee, director, officer, consultant or agent of the Company or any Group Company except in a purely social context.

2.2	For the avoidance of doubt, during the garden leave period the Executive shall continue to be bound by the duties of fidelity and good faith and shall comply with any and all relevant obligations under the Employment Contract or implied by common law (including but not limited to the duties of confidentiality and trust and confidence). The Executive shall be permitted to undertake duties as a non-executive director of other companies during the garden leave period, subject to obtaining the prior written consent of the Company to the appointment, such consent not to be unreasonably withheld.

2.3	During the garden leave period, the Company may require the Executive to undertake at his home or at the premises of the Company or any Group Company or at such place reasonably nominated by the Company such reasonable duties as the Company may at its discretion assign to him and to provide any reasonable assistance requested by the Company or any Group Company. The Executive shall hold himself available and remain contactable during normal business hours (other than agreed holidays or authorised sickness) to perform any such duties or provide any such assistance and shall ensure that the Company has up to date contact details for him.

2.4	During the garden leave period, the Executive is required to take all accrued untaken holiday entitlement, such days to be notified to and subject to agreement by the Company in advance.

2.5	Without prejudice to the Executive’s obligations set out in this clause 2 and under the terms of his Employment Contract, in the event that, during the garden leave period, the Executive receives from any person an offer of employment or engagement (whether oral or in writing) which the Executive is considering whether to accept, the Executive shall immediately inform the Board of the identity of the offeror and provide a description of the principal duties of the position offered. Provided the Board is satisfied that the Executive’s acceptance of such offer would not result in the Executive breaching the non-compete restrictions set out in clause 17.4.3 of the Employment Contract, the Board may, in its discretion, agree to release the Executive from his employment on a date to be agreed between the Parties prior to 30 April 2014. If such early termination is agreed, the provisions in clause 4.2.2 below shall apply.

3.	REFERENCE

Save where after the date of this Agreement the Company becomes aware of matters rendering the agreed draft inaccurate or misleading, the Company will, when requested to do so and provided the request is addressed to the Company Secretary & Chief Legal Officer, provide to the Executive or a potential employer, a reference in a form to be agreed between the parties and, subject to the regulations and requirements of any statutory or regulatory authority, will deal with any other oral or written enquiries in a manner consistent with the wording of the agreed draft provided such enquiries are addressed to the Company Secretary & Chief Legal Officer.

4.	COMPENSATION FOR LOSS OF EMPLOYMENT

As compensation for the Executive’s loss of employment and subject to compliance by the Executive with his obligations under this Agreement and subject to and conditional upon the facts being as warranted or represented in sub-clauses 1.3.2, 1.7.1, 1.7.2, 6.1, 6.2 and 6.3, the Company shall pay to the Executive the sum(s) and provide the benefits and/or implement the arrangements set out below in this clause 4 (without any admission of liability).

4.1	Lump sum

4.1.1	On condition that the Termination Date is 30 April 2014 (rather than any earlier date agreed pursuant to clause 2.5 above), then pursuant to clause 4.2 of the Employment Contract the Company shall pay to the Executive on or before the Payment Date the sum of £72,687 less such deductions for income tax and employee’s National Insurance Contributions as are legally required (whether in respect of this payment or the provision of any other payment or benefit to the Executive).

4.2	Signet Jewelers Limited Omnibus Incentive Plan

4.2.1	The Performance Based and Time Based Restricted Stock Units of Signet Jewelers Limited awarded to the Executive on 12 April 2011 (the “2011 Awards”) pursuant to the Signet Jewelers Limited Omnibus Incentive Plan (the “Plan”), details of which are set out in Schedule 4, to this Agreement, shall vest in the usual manner in early 2014 (subject to and in accordance with the rules of the Plan and the terms of any applicable Award Agreement). For the avoidance of doubt, for the purposes of section 3(a) of the 2011 Awards Award Agreement the executive will, subject to sub-clause 4.2.2 below be treated as having provided Services through and including the Vesting Date (as each term is defined in the Plan), notwithstanding the fact that the Executive has been on garden leave pursuant to clause 2 above. The awards made to the Executive in 2012 and 2013 under the Plan shall lapse on the Termination Date for nil consideration.

4.2.2

In the event that, pursuant to clause 2.5 above, the Termination Date is agreed to be before the date on which the 2011 Awards would vest, the Company shall request the Compensation Committee to exercise its discretion to accelerate the vesting of a time pro-rata proportion of the 2011 Awards pursuant to the Plan subject to and in accordance with the rules of the Plan and the terms of any applicable Award Agreement.

4.3	Handover Bonus

Subject to the completion and achievement by the Executive of the key performance indicators set out in Schedule 5, to be judged at the sole discretion of the Compensation Committee, the Executive shall be eligible to receive on or before the Payment Date a handover bonus in the sum of up to £250,000 less such deductions for income tax and employee’s National Insurance Contributions as are legally required. The handover bonus set out in this clause 4.3 shall be separate from, and without prejudice to, the Executive’s eligibility to receive a bonus under the Signet Jewelers Ltd Executive Bonus Scheme as set out in clause 1.5 above.

5.	COVENANTS

5.1	Subject to clauses 5.4 and in consideration of the payment by the Company of £500 (such payment to be made on or before the Payment Date and less any legally required deductions) the Executive undertakes as a condition of this Agreement to the Company for itself and on behalf of each of its Group Companies and each of the persons referred to in sub-clause 5.1.3 as follows:

5.1.1	the Executive will not (unless authorised to do so by the Board or by a Court of competent jurisdiction) directly or indirectly:

(A)	use for his own benefit or for the benefit of any persons, or

(B)	disclose or permit the disclosure of

any Confidential Information;

5.1.2	save with the prior written consent of the Company(such consent to come from the Board or a person duly authorised by the Board for the purpose), other than to the Executive’s professional advisers who require the information for the purposes of advising the Executive in this matter or to his spouse or partner who has undertaken to keep the matter confidential, the Executive will not make or issue or cause to be made or issued any statement (internally or externally) relating to his employment with or office in the Company or any Group Company, his departure from the Company and any of its Group Companies or the reasons for his departure other than in connection, and consistent, with the terms of the reference agreed between the parties or to disclose to prospective employers and recruitment consultants in general terms the nature of the duties the Executive undertook for the Company and any Group Company;

5.1.3	the Executive will not make, publish or cause to be made or published any statement or remark which may harm the business or reputation of the Company or any of its Group Companies or any current or former officer, employee, agent, customer, supplier or shareholder of any such company;

5.1.4

if at any point the Executive is called upon by the Company or any Group Company to provide assistance in any litigation or potential litigation (whether criminal or civil and whether before a court or tribunal) or any arbitration or mediation or any inquiry or investigation by a statutory or regulatory tribunal, authority or other body with which the Company or any Group Company may be involved, he shall provide such assistance as the Company or any Group Company may reasonably require for an aggregate time period of up to 2 working days (with any further assistance being subject to agreement between the parties), including but not limited to assisting in preparing witness statements and attending at court or tribunal or other body to give evidence and, save where such litigation or potential litigation is or is connected with criminal proceedings being taken or proposed against the Executive, the Company or any Group Company shall meet such costs and expenses incurred by the Executive in providing such assistance as the Company or Group Company considers are reasonable and only to the extent permitted and provided for by any applicable rules, including any rules of Court or Practice Direction, from time to time.

5.2	The Company agrees that it will waive its right to enforce the non-compete restriction in clause 17.4.3 of the Employment Contract after the Termination Date and the Parties agree that the restrictions contained in clauses 17.4.1 and 17.4.2 shall be reduced in length to 3 months immediately following the Termination Date.

5.3	The Company agrees to instruct any of its directors and officers who are aware of the existence and terms of this Agreement not to make, publish or cause to be made or published any statement or remark which may harm the reputation of the Executive.

5.4	Nothing in this Agreement shall preclude the Executive, the Board, or the Company or any Group Company from acting with statutory authority and/or complying with any order of a court of competent jurisdiction, any law, any regulations of any statutory or regulatory authority, or any request of any government body (including, for the avoidance of doubt, HM Revenue & Customs).

6.	WARRANTIES AND COMPROMISE OF CLAIMS

6.1	The Executive warrants that to his knowledge he has committed no material breach of duty (including fiduciary duty) to the Company or any Group Company nor done anything which could constitute a repudiatory breach of contract which would entitle or would have entitled the Company to terminate the Employment Contract summarily. For the avoidance of doubt, this Agreement shall not operate to release the Executive from any liability owed to the Company or any Group Company or which the Executive would, as a director owe by virtue of his office or employment with the Company or Group Company. The Board confirms on behalf of the Company and the Group Companies that it is not aware of any claim that the Company or any Group Company may have against the Executive arising directly or indirectly out of his employment by the Company and/or its termination.

6.2	The Executive represents to the Company (for itself and on behalf of each of its Group Companies and each of the former, current and future officers, employees and agents of itself and of each of its Group Companies, together the “Affiliates”) that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of any claims he has or may have against the Company or any of its Affiliates in respect of:

6.2.1	any claim that he was unfairly dismissed under section 111 of the Employment Rights Act 1996 (“ERA”);

being a claim previously made or intimated by or on behalf of the Executive.

6.3	Without prejudice to clause 6.2, the Executive further represents to the Company (for itself and on behalf of each of its Affiliates) that he accepts and he does hereby accept the terms of this Agreement in full and final settlement of any Claims, save to enforce the terms of this Agreement, that he has or may have against the Company or any of its Affiliates or, in respect of sub-clause 6.3.3 only, any trustee of the Signet Group Pension Scheme relating to his employment, the termination of his employment, and/or any other matter (whether or not relating to his employment), including (without limitation) any action that might be commenced before an Employment Tribunal or Court of law in respect of:

6.3.1	any common law claims, including any claim for breach of contract or tort (including any claim for personal injury);

6.3.2	any claim(s) under European Law or pursuant to the European Convention of Human Rights;

6.3.3	any claim in relation to the Signet Group Pension Scheme save in respect of payment of accrued benefits in the ordinary course;

6.3.4	any claim that he was unfairly dismissed under section 111 of the ERA;

6.3.5	any claim for a redundancy payment under section 163 of the ERA;

6.3.6	any claim in respect of unpaid wages or deductions from wages under section 23 of the ERA;

6.3.7	any claim under the ERA of detriment or unfair dismissal relating to a protected disclosure as defined in part IVA of the ERA;

6.3.8	any other claim under any of sections 11, 34, 48, 51, 54, 57, 57B, 60, 63, 63C, 63I, 70, 80, 80H, and 93 of the ERA;

6.3.9	any claim in relation to the right to be accompanied under sections 10 to 12 of the Employment Relations Act 1999;

6.3.10	any claim for discrimination, harassment or victimisation (or for instructing, causing, inducing or aiding discrimination, harassment or victimisation) because of age, disability, gender reassignment, marriage or civil partnership, pregnancy or maternity, race, religion or belief, sex or sexual orientation under section 120 of the Equality Act 2010, section 63 of the Sex Discrimination Act 1975, section 54 of the Race Relations Act 1976, section 17A of the Disability Discrimination Act 1995, regulation 28 of the Employment Equality (Sexual Orientation) Regulations 2003, regulation 28 of the Employment Equality (Religion or Belief) Regulations 2003 or regulation 36 of the Employment Equality (Age) Regulations 2006 or any claim for equality of terms under sections 120 or 127 of the Equality Act 2010 or section 2 of the Equal Pay Act 1970, or any related EU legislation;

6.3.11	any claim in relation to rest, holiday or holiday pay under regulation 30 of the Working Time Regulations 1998;

6.3.12	any claim under the Protection from Harassment Act 1997; or

6.3.13	any other statutory claims or for breach of statutory duties;

The Executive further confirms and represents that the claims referred to at sub-clauses 6.3.4 to 6.3.11 are all claims that have been contemplated by the Executive. The waiver in this clause 6.3 shall not apply to any pension rights which have accrued to the Executive up to the Termination Date.

6.4	For the purposes of clause 6.3, “Claims” shall mean claims that have arisen at the date of this Agreement or which subsequently arise in respect of acts or omissions occurring prior to the date of this Agreement and shall include all and any claims or rights of action of which at the time of entering into this Agreement:

6.4.1	neither the Executive nor the Company (nor any Affiliate) is aware, or

6.4.2	the Executive but not the Company (nor any Affiliate) is aware, or

6.4.3	one or more of the Company and the Affiliates is aware but the Executive is not aware,

including any claim or right of action arising from a subsequent retrospective change or clarification of the law. The Executive acknowledges that he agrees to the terms of clause 6.3 notwithstanding that he acknowledges that he may be mistaken as to the facts and/or the law concerning any potential claim or right of action.

6.5	The Executive acknowledges that the compromise of each of the claims set out in the sub-clauses to clauses 6.2 and 6.3 is and shall be construed as separate and severable (including in relation to each of the types of claim covered by the definition of Claims in clause 6.4) and in the event of the compromise of any such claim being determined as being void for any reason, such invalidity shall not affect or impair the validity of the compromise of the other claims.

6.6	The Executive undertakes that he will not make a grievance in relation to claims accepted as settled pursuant to clauses 6.2 or 6.3.

6.7	The Executive acknowledges that the Company has agreed these terms in reliance on the warranties, representations and undertakings set out in clauses 1.3.2, 1.7.1, 1.7.2, 6.1, 6.2 6.3 and 6.6.

6.8	If the Executive issues or commences or causes to be issued or commenced any proceedings against the Company or any Affiliate in relation to claims accepted as settled pursuant to clauses 6.2 or 6.3 (the “Proceedings”), the Executive shall pay to the Company forthwith an amount equal to the reasonable legal fees incurred by the Company or any Affiliate in connection with the Proceedings plus the lowest of:

6.8.1	any payment made (aggregated with the value of any benefits provided) to the Executive under clauses 4.2 or 4.3 or to the Executive’s lawyer under clause 8, and the value of any income tax or National Insurance Contributions deducted from any such payment and paid by the Company; and

6.8.2	the amount claimed by the Executive in the Proceedings, if any; and

6.8.3	the maximum amount of compensation which could be awarded in respect of the Proceedings, if any

(and, for the avoidance of doubt, if there are no amounts under sub-clauses 6.8.2 or 6.8.3, then the sum payable under sub-clause 6.8.1 shall be treated as the lowest).

6.9	It is a condition of this Agreement, and the Executive confirms, that:

6.9.1	the Executive has received independent legal advice from Jane Mann, a relevant independent adviser in the firm of Fox Williams LLP, Ten Dominion Street, London, EC2M 2EE, as to the terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal;

6.9.2	the conditions in Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Sex Discrimination Act 1975, the Race Relations Act 1976, the Disability Discrimination Act 1995, the Employment Equality (Sexual Orientation) Regulations 2003, the Employment Equality (Religion or Belief) Regulations 2003 or the Employment Equality (Age) Regulations 2006, the Working Time Regulations 1998 regulating compromise agreements and the conditions regulating qualifying compromise contracts in section 147 of the Equality Act 2010 are satisfied; and

6.9.3	the relevant independent adviser named at clause 6.9.1 will provide to the Company’s solicitors forthwith upon the execution by the Executive of this Agreement a letter duly signed and dated in the form of the agreed draft at Schedule 2.

7.	RESTATEMENT OF AGREEMENT FOLLOWING TERMINATION DATE

The Executive agrees, as a condition of this agreement, that within 7 days after the Termination Date, he will reaffirm in writing (by signing and returning to the Company Secretary, a certificate in the form attached at Schedule 3) that, as at the Termination Date, he accepts the terms set out in this Agreement in full and final settlement of any and all claims that he has or may have against the Company or any Affiliate, as set out in clauses 6.2 and 6.3 of this Agreement. At this time, the Executive also agrees that he will seek legal advice from a relevant independent adviser in relation to such reaffirmation, and will provide to the Company Secretary, a further letter duly signed and dated on a date on or after the Termination Date by the relevant independent adviser in the form of the agreed draft at Appendix A to Schedule 3 to confirm that such advice has been sought.

8.	LEGAL FEES

The Company agrees to pay the Executive’s reasonable legal fees in connection with taking advice leading to the completion of this Agreement up to a maximum of £4,500 plus VAT and sundry charges to be paid within 14 days of receipt from the Executive’s lawyer of a properly drawn invoice for costs addressed to the Executive as client and marked payable by the Company.

9.	MISCELLANEOUS

9.1.1	With the exception of:

(A)	the right of Group Companies or Affiliates or any trustees of Signet Group pension scheme to enforce the terms of clauses 1.3.2, 1.7, 2, 5.1, 5.2, 6.1, 6.2 and 6.3 of this Agreement; and

(B)	the right of the Executive’s estate, executors, spouse and/or children who shall be entitled to enforce the terms of this Agreement in the event of the Executive’s death,

no term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

9.1.2	The rights of the Group Companies or Affiliates or any trustees of Signet Group pension scheme to enforce the terms of the clauses referred to in sub-clause 9.1.1 are subject to the term that the Company has the right (which it may waive in whole or in part and without the consent of or consultation with the Group Company or Affiliate or trustee) to have the sole conduct of any proceedings in relation to the enforcement of such rights (including any decision as to commencement or compromise of such proceedings) but will not owe any duty or have any liability to any of the Group Companies or Affiliate or trustee in relation to such conduct.

9.1.3	The parties to this Agreement may agree to rescind or vary any term of this Agreement without the consent of any Group Companies or Affiliates or any trustees of the Signet Group pension scheme.

9.2	The terms of this Agreement shall prevail over the terms of the Employment Contract where such terms in the Employment Contract conflict with this Agreement in any way.

9.3	The parties confirm that, except as provided in this Agreement, they have not relied on any representation, warranty, assurance, covenant, indemnity, undertaking or commitment which is not contained in this Agreement and without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement:

9.3.1	the only rights or remedies in relation to any representation, warranty, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement are contained in this Agreement; and

9.3.2	for the avoidance of doubt and without limitation, parties have no right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, and/or in, this Agreement).

9.4	The Executive hereby agrees irrevocably that the Company may forthwith on written notice to the Executive assign its rights and transfer (whether by novation or otherwise) or delegate its obligations under this Agreement to any Group Company from time to time or to any third party acquiring the business of the Company and that the Executive shall execute all documents and do all things necessary to effect such assignment or transfer, and any reference to the Company in this Agreement shall thereafter be a reference to any such company. The Executive shall not assign or otherwise seek to transfer or delegate his rights and/or obligations under this Agreement to any other person.

9.5	This Agreement shall be governed by and construed in accordance with English law and the parties submit to the exclusive jurisdiction of the English courts and tribunals.

9.6

This Agreement is without prejudice and subject to contract until it is dated and signed by all of the parties, at which point it shall be treated as an open document evidencing an agreement binding on the parties (notwithstanding that it may still be labelled “Draft”, “Without Prejudice” or “Subject to Contract”). This Agreement may be executed in any number of counterparts each in the like form, all of which taken together shall constitute one and the same document and any party may execute this Agreement by signing and dating any one or more of such counterparts. Delivery of an executed counterpart by email or by fax shall have effect as delivery of an executed counterpart. Unless agreed otherwise, each party shall promptly give the others the original counterpart.

9.7	No variation of this Agreement shall be binding on either party unless and to the extent that the same is recorded in a written document executed by both parties. No waiver by the Company or any Group Company of any term, provision or condition of this Agreement or of any breach by the Executive of any such term, provision or condition shall be effective unless it is in writing (excluding e-mail) and signed by the Company. No failure to exercise nor any delay in exercising any right or remedy hereunder by the Company or any Group Company shall operate as a waiver thereof or of any other right or remedy hereunder, nor shall any single or partial exercise of any right or remedy by the Company or any Group Company prevent any further or other exercise thereof or the exercise of any other right or remedy.

9.8	Each of the provisions in this Agreement are separate and severable and, in the event of any such provision (including the defined expressions in sub clauses 10.1.1 to 10.1.11 inclusive) being determined as being unenforceable in whole or in part for any reason, such unenforceability shall not affect the enforceability of the remaining provisions or, in the case of part of a provision being unenforceable, the remainder of that provision.

10.	INTERPRETATION

10.1	In this Agreement:

10.1.1	“Affiliates” shall have the meaning set out in clause 6.2;

10.1.2	“associate” means a body corporate:

(A)	which for the time being is a parent undertaking of the Company or a subsidiary undertaking (other than the Company or a subsidiary undertaking of the Company) of such a parent undertaking; or

(B)	in whose equity share capital for the time being an interest of 20 per cent or more is held directly or indirectly (through another body corporate or other bodies corporate or otherwise) by a parent undertaking of the Company or by a subsidiary undertaking (including the Company) of such a parent undertaking or by a combination of two or more such parent undertakings or subsidiary undertakings;

10.1.3	“Board” means the board of directors of the Company from time to time and includes any person or committee duly authorised by the board of directors to act on its behalf for the purposes of this Agreement;

10.1.4	“Compensation Committee” means the compensation committee of the board of directors of Signet Jewelers Limited from time to time;

10.1.5	“Confidential Information” means all and any information, whether or not recorded, of the Company or of any subsidiary undertaking or associate of the Company which the Executive (or, where the context so requires, another person) has obtained by virtue of his employment or engagement and which the Company or any subsidiary undertaking or associate of the Company regards as confidential or in respect of which the Company or any subsidiary undertaking or associate of the Company is bound by an obligation of confidence to a third party, including:

(A)	all and any information relating to business methods, corporate plans, future business strategy, management systems, finances, and maturing new business opportunities;

(B)	all and any information relating to research and/or development projects;

(C)	all and any information concerning the curriculum vitae, remuneration details, work-related experience, attributes and other personal information concerning those employed or engaged by the Company or any subsidiary undertaking or associate of the Company;

(D)	all and any information relating to marketing or sales of any past present or future product or service of the Company or any subsidiary undertaking or associate of the Company including sales targets and statistics, market share and pricing statistics, marketing surveys and strategies, marketing research reports, sales techniques, price lists, mark-ups, discounts, rebates, tenders, advertising and promotional material, credit and payment policies and procedures, and lists and details of customers, prospective customers, suppliers and prospective suppliers including their identities, business requirements and contractual negotiations and arrangements with the Company or any subsidiary undertaking or associate of the Company;

(E)	all and any trade secrets, secret formulae, processes, inventions, design, know-how, technical specification and other technical information in relation to the creation, production or supply of any past, present or future product or service of the Company or any subsidiary undertaking or associate of the Company, including all and any information relating to the working of any product, process, invention, improvement or development carried on or used by the Company or any subsidiary undertaking or associate of the Company and information concerning the intellectual property portfolio and strategy of the Company or of any subsidiary undertaking or associate of the Company; and

(F)	any inside information (as defined in section 118C of the Financial Services and Markets Act 2000)

but excluding any information which:

(1)	is part of the Executive’s own stock in trade;

(2)	is readily ascertainable to persons not connected with the Company or any subsidiary undertaking or associate of the Company without significant expenditure of labour, skill or money; or

(3)	which becomes available to the public generally other than by reason of a breach by the Executive of his obligations under this Agreement;

10.1.6	“Employment Contract” shall have the meaning set out in Recital (A);

10.1.7	“Group Company” means a subsidiary undertaking of the Company or an associate as defined in sub-clause 10.1.2;

10.1.8	“Payment Date” shall mean the date which is the 14th day after the later of the Termination Date and the Return Date;

10.1.9	“Return Date” shall mean the latest of the date on which the Company receives from the Executive:

(A)	a signed copy of this Agreement and the attachment at Schedule 2;

(B)	the Executive’s written warranties pursuant to sub-clauses 1.7.1 and 1.7.2;

(C)	a copy of the restatement certificate in the form attached at Schedule 3 signed by the Executive in accordance with the terms of this Agreement; and

(D)	a letter in the form of Appendix A to Schedule 3 signed by the Executive’s independent legal adviser.

10.1.10	“subsidiary undertaking”, “parent undertaking” and “equity share capital” shall have the respective meanings attributed to them by sections 1162 and 548 of the Companies Act 2006);

10.1.11	“Termination Date” shall have the meaning set out in clause 1.1.1;

10.2	In this Agreement, unless the context otherwise requires:

10.2.1	the contents page and headings and bold type face inserted in this Agreement are inserted for convenience only and shall not affect the interpretation of this Agreement;

10.2.2	references to clauses, sub-clauses and schedules are to clauses, sub-clauses and schedules of this Agreement;

10.2.3	words in the singular include the plural and vice versa, and a reference to any gender includes a reference to all genders or, where appropriate, is to be read as a reference to the opposite gender;

10.2.4	a reference to a person includes a reference to a firm, a body corporate, an unincorporated association or a partnership;

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

10.2.5	a reference to a statute or statutory provision shall include a reference to any subordinate legislation made under the relevant statute or statutory provision and is a reference to that statute, provision or subordinate legislation as from time to time amended, consolidated, modified, re-enacted or replaced.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year written below.

EXECUTED AS A DEED by the Executive	)	/s/ Robert Anderson
	)	Signature of Executive
in the presence of:	)	/s/ P Volkmer
Signature of Witness
Name of witness (in BLOCK CAPITALS)

Address of witness

DATED	)	July 8, 2013

EXECUTED AS A DEED by the Company	)	/s/ Mark A. Jenkins
acting by	)	Signature of Director
(Name of signatory in BLOCK CAPITALS)
in the presence of:	)	/s/ C Schneider
Signature of Witness

Name of witness (in BLOCK CAPITALS)

Address of witness

DATED	)	July 8, 2013

SCHEDULE 1

ANNOUNCEMENTS – EXTRACTS (AS RELEVANT TO THE EXECUTIVE)

1. Internal announcement

First, it is with regret that I inform you that Rob Anderson, CEO for Signet’s UK Division has announced his plans to leave the Company at the end of July after nearly 13 years of service. I’d like to thank Rob for his dedication and commitment to Signet’s success and wish him the best of luck as he takes on new challenges.

In closing I ask that you join me in wishing Rob Anderson the very best for his future.

2. Form 8-K

(b) and (e). On July [    ], 2013, Signet Jewelers Limited (“Signet” or the “Company”) issued a press release announcing that Robert Anderson has advised the Company that he will resign from his position as Chief Executive Officer of Signet’s UK division, effective July 31, 2013. […]

In connection with his resignation, Mr. Anderson entered into a Compromise Agreement (the “Compromise Agreement”) with a subsidiary of the Company, pursuant to which Mr. Anderson will be on garden leave from August 1, 2013 until April 30, 2014 (the “Departure Date”) although he will continue to be available during this time to provide any reasonable assistance requested of him by the Company to ensure the smooth transition of leadership. Up until the Departure Date, Mr. Anderson will continue to receive his normal salary and all other benefits associated with his employment by the Company. In addition, the Company shall pay Mr. Anderson such bonus, if any, as may be due to him for the current bonus year in respect of the period through August 1, 2013.

The Compromise Agreement also provides for the payment of basic salary and pension supplement in lieu of notice for the period May 1, 2014 until June 30, 2014, as well as continued vesting through the Departure Date of the restricted stock units awarded to Mr. Anderson on April 12, 2011. The awards granted to Mr. Anderson in 2012 and 2013 shall lapse as of the Departure Date. Under certain circumstances, Mr. Anderson may be eligible to receive the sum of up to £250,000 less required deductions for income tax and National Insurance Contributions subject to the accomplishment of certain key performance indicators relating to the successful transition of his responsibilities to the Company’s satisfaction.

The Compromise Agreement contains customary confidentiality, non-disparagement, cooperation and waiver of claims provisions. In addition, consistent with UK practice, the period of time that Mr. Anderson shall spend on garden leave shall be offset against the length of the post-termination restrictive covenants contained in Mr. Anderson’s contract of employment. Pursuant to the Compromise Agreement, the Company will pay reasonable legal fees incurred by Mr. Anderson in connection with the negotiation of the Compromise Agreement up to a maximum of £4,500 plus value added tax and sundry charges.

The foregoing description is not complete and is qualified in its entirety by the Compromise Agreement dated July 8, 2013, between Signet Trading Limited and Robert Anderson, attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.

3. External press release

Signet Jewelers Limited (NYSE and LSE:S SIG) today announced that Rob Anderson, Chief Executive Officer for Signet’s UK division, plans to leave the Company at the end of July…Mike Barnes, Signet Chief Executive Officer said, “…I also want to thank Rob Anderson for his 13 years of dedicated service to Signet’s UK division.”

SCHEDULE 2

LETTER FROM INDEPENDENT ADVISER

I, Paula Volkmer of Fox Williams LLP, am a qualified lawyer and relevant independent adviser within the meaning of Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010, the Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003, Employment Equality (Age) Regulations 2006, and the Working Time Regulations 1998.

I have advised Mr Robert Anderson on the terms and effect of the Compromise Agreement between him and his employer, Signet Trading Limited dated July 8, 2013 in particular its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that at the time of giving that advice there was a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by Mr Anderson in respect of any loss which may arise in consequence of the advice.

Signed:	/s/ Paula Volkmer
Paula Volkmer

Dated:	July 8, 2013

SCHEDULE 3

RESTATEMENT CERTIFICATE

This Compromise Agreement is made on                      2014

BETWEEN:

(1)	SIGNET TRADING LIMITED a company incorporated in England with registered number 03768979 whose registered office is at 110 Cannon Street, London, EC4N 6EU(the “Company”); and

(2)	ROBERT ANDERSON of Culpeppers, 13 Ledborough Gate, Ledborough Lane, Beaconsfield, HP9 2DP (the “Executive”)

WHEREAS

(A)	The Company and the Executive entered into a compromise agreement on 8 July 2013 (the “First Compromise Agreement”).

(B)	In clause 7 of the First Compromise Agreement it was a condition of that agreement that the Employee would enter into a further agreement in the form of Schedule 3 of the First Compromise Agreement and that a relevant legal adviser would execute a letter in the form of Appendix A to Schedule 3of the First Compromise Agreement.

(C)	The Employee is entering into this agreement in accordance with the condition set out in clause 7 of the First Compromise Agreement.

IT IS AGREED as follows:

1.	In consideration for the payments referred to in clauses 4.2 and 4.3 of the First Compromise Agreement the Executive repeats as at the date of this Agreement the acknowledgements, agreements, confirmations, warranties and compromise of claims set out in clauses 1.3.2, 1.7.1, 1.7.2, 5, 6.1, 6.2, 6.3, 6.4, 6.5, 9 and 10 of the First Compromise Agreement in relation to this Agreement as if each of them had been set out in full in this Agreement.

2.	The defined terms in this Agreement are the same as those in the First Compromise Agreement.

3.	This Agreement shall be governed by the laws of England and Wales.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed on the day and year written below.

EXECUTED AS A DEED by the Executive	)
	)	Signature of Executive

in the presence of:	)
Signature of Witness
Name of witness (in BLOCK CAPITALS)

Address of witness

DATED )

EXECUTED AS A DEED by the Company	)
acting by Mark Jenkins	)	Signature of Director

in the presence of:	)
Signature of Witness

Name of witness (in BLOCK CAPITALS)

Address of witness

DATED )

ANNEX A

LETTER FROM INDEPENDENT ADVISER

I, [NAME] of [FIRM], am a [qualified lawyer and] relevant independent adviser within the meaning of Section 203 of the Employment Rights Act 1996 and the equivalent provisions in the Equality Act 2010, the Sex Discrimination Act 1975, Race Relations Act 1976, Disability Discrimination Act 1995, Employment Equality (Sexual Orientation) Regulations 2003, Employment Equality (Religion or Belief) Regulations 2003, Employment Equality (Age) Regulations 2006, and the Working Time Regulations 1998.

I have advised Mr Robert Anderson on the terms and effect of the Compromise Agreement between him and his employer, Signet Trading Limited dated                      in particular its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that at the time of giving that advice there was a contract of insurance, or an indemnity provided for members of a professional body, covering the risk of a claim by Mr Anderson in respect of any loss which may arise in consequence of the advice.

Signed:
[ ]

Dated:

SCHEDULE 4

SIGNET JEWELERS LIMITED OMNIBUS INCENTIVE PLAN

Awards under the Signet Jewelers Omnibus Incentive Plan 2009 (UK)

Date of Award	Grant Name	Awarded Quantity
12 April 2011	2011 LTIP – Time Served - UK	3,926
12 April 2011	2011 LTIP – Performance Based - UK	7,852

SCHEDULE 5

HANDOVER BONUS

The following key performance indicators for the purposes of the Handover Bonus referred to in clause 4.3 above shall be applicable:

1.	During the period the Executive is in active employment prior to going on garden leave:

a.	the successful handover of key supplier relationships, with a focus on the watch supplier relationships but including other key business contacts;

b.	mentoring the newly appointed Managing Director of Signet’s UK division in relation to those parts of that role which had been previously discharged by the Executive;

c.	assisting in the smooth transition of the responsibilities of the UK executive to new appointees to the senior roles within the UK executive team and assisting (to the extent required) in succession planning for such roles; and

d.	completing a full handover to the newly appointed President of Signet of those specific aspects of the new President role which had previously been discharged by the Executive.

2.	Full compliance with all of the Executive’s obligations during his garden leave, particularly as they relate to co-operation and availability and including assistance with any of the matters set out at point 1 above to the extent the Executive is reasonably requested to provide such assistance during the garden leave period.